Exhibit 10.8
CONFIDENTIAL AGREEMENT AND GENERAL RELEASE
This Confidential Agreement and General Release (this “Agreement”) is entered into by and between Mr. Eric J. Marx (“Mr. Marx”), residing at 856 Old Mill Road, Pittsburgh, PA 15238 and the Federal Home Loan Bank of Pittsburgh, organized and existing under the laws of the United States of America, having its principal place of business at 601 Grant Street, Pittsburgh, Pennsylvania 15219-4455 (“the Bank”). Mr. Marx and the Bank are sometimes collectively referred to hereinafter as the “parties.”
WHEREAS, Mr. Marx has most recently held the position of Special Assistant to the President;
WHEREAS, the Bank and Mr. Marx agree that it is in their mutual best interest that Mr. Marx’s employment with the Bank terminates; and
NOW, THEREFORE, incorporating the terms herein, and in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Mr. Marx and the Bank agree as follows:
1.	Mr. Marx’s employment with the Bank shall terminate on March 31, 2006.

2.	In return for Mr. Marx agreeing to the terms of the Agreement, the Bank agrees to pay and provide to Mr. Marx severance benefits in the amount equivalent to 12 months of Mr. Marx’s base salary which is expressly agreed to be the gross amount of three hundred eleven thousand eight hundred sixty-two dollars and no cents ($311,862.00). This amount shall be paid in 24 semi-monthly installments with the first payment due on April 15, 2006, and the final two installment payments due on March 15, 2007. The gross amount of each single installment payment shall be $12,994.25. Any 2006 accrued and unused vacation shall be paid to Mr. Marx by direct deposit into Mr. Marx’s personal account by April 15, 2006. In addition, during the period from March 31, 2006, through March 31, 2007, the Bank will continue to pay the employer’s portion of the premiums for Mr. Marx’s participation in the Bank’s group health and dental insurance program, consistent with his elections, to the same extent that the Bank pays the employer’s portion for its active employees. All amounts paid to Mr. Marx shall be less tax withholdings required by applicable federal, state and/or local laws and deductions for insurance premium contributions.

3.	From March 31, 2006 through March 31, 2007, the Bank shall continue to pay Mr. Marx’s life insurance premium payments to the same extent that the Bank pays the employer’s portion for its active employees.

4.	During the period from March 31, 2006, through March 31, 2007, the Bank will provide Mr. Marx, with outplacement assistance services with the firm of the Bank’s choice in an amount not to exceed thirteen thousand dollars and no cents ($13,000.00), if Mr. Marx desires to avail himself of such services. No outplacement assistance services will be provided after March 31, 2007.

5.	Mr. Marx hereby confirms that he has performed a reasonably diligent search and, as of March 31, 2006, he shall have returned to the Bank all Bank-issued credit cards and keys as well as computers, computer software, files, manuals, letters, notes, records, reports and any other documents and tangible items owned by the Bank or which Mr. Marx located during such search and which were obtained, prepared or acquired while he was employed with the Bank or used or maintained in connection with conducting business for or on behalf of the Bank, expressly including documents, electronic records and tangible items containing confidential information of the Bank, whether maintained at Mr. Marx’s office, his home or any other location.

6.	In consideration for and expressly conditioned upon the Bank’s full performance hereunder, Mr. Marx on behalf of Mr. Marx, Mr. Marx’s heirs, representatives, estates, successors and assigns, hereby irrevocably and unconditionally releases, remits, acquits and discharges the Bank, its officers, directors, agents, benefit plans, administrators and trustees, as well as its successors and assigns all other persons acting by, through, under or in concert with them, whether known or unknown (separately and collectively referred to as “Releasees”), jointly, severally and individually, as the case may be, from any and all claims, known or unknown, which Mr. Marx or his heirs and assigns may have against the Releasees for any acts, practices or events up to and including the effective date of this Agreement and the continuing effects thereof, it being the intention of Mr. Marx to effect a general release of all such employment claims under any possible legal, equitable, tort, contract, common law or statutory theory, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the federal Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, and other applicable federal, state, and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment or benefits, the Employee Retirement Income Security Act of 1974, as amended, and any applicable state or local law claim of any kind whatsoever arising from or in any way related to Mr. Marx’s employment with the Bank or separation from employment with the Bank. Mr. Marx also specifically releases all Releasees from any and all claims for the fees, costs and expenses of any and all attorneys who have at any time or are now representing Mr. Marx in connection with this Agreement or in connection with any matter released in this Agreement.

7.	The Bank hereby irrevocably and unconditionally releases, remits, acquits and discharges Mr. Marx, his heirs and assigns from any and all suits, claims, demands, interest, costs (including attorney fees and costs actually incurred), expenses known or unknown which the Bank may have against Mr. Marx for any acts, practices or events up to and including the effective date of this Agreement.

8.	Notwithstanding any other language in this Agreement, the parties understand that this Agreement does not prohibit Mr. Marx from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, or the Equal Pay Act of 1963 or in participating in any Equal Employment Opportunity Commission (“EEOC”) investigation or proceeding. To the maximum extent permitted by law, however, Mr. Marx waives his right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with and/or separation from employment with the Bank or any of the other Releasees. This means that, to the maximum extent permitted by law, Mr. Marx will have waived any right he had to obtain a recovery if an administrative agency pursues a claim against the Bank or any of the Releasees based on any actions taken by any of the Releasees up to the date of signing of this Agreement, and that Mr. Marx will have released the Releasees of any and all claims of any nature up to the date of the signing of this Agreement.

9.	Each party agrees not to make any comment or take any action which disparages, defames, or places in a negative public light the other party.

10.	It is expressly understood and agreed that by entering into this Agreement, the Bank in no way admits that it has treated Mr. Marx unlawfully or wrongfully in any way. To the contrary, the Bank expressly denies that it has violated any of Mr. Marx’s rights or that it harmed Mr. Marx in any way. Neither this Agreement nor the implementation thereof shall be construed to be, or shall be admissible in any proceeding as, evidence of an admission by the Bank of any violation of or failure to comply with any federal, state or local law, ordinance, agreement, rule, regulation or order; except, that this sentence does not preclude the introduction of this Agreement to establish that claims were released and discharged according to the terms of this Agreement.

11.	The parties hereby agree that, except as required by law, the terms and conditions set forth in this Agreement have been and will be kept completely confidential and will not be discussed, disclosed or revealed, directly or indirectly, to any person, corporation or other entity, other than the respective parties’ attorneys, financial advisors, accountants or other professional advisors or to government taxing agencies or taxing officials. In addition, except as required by law, the Bank agrees that it shall not disclose either the existence of this Agreement or any of its terms and conditions to any Bank employee and/or representative who does not have a specific “need to know” such information in order to perform his or her duties with or for the Bank. It is expressly agreed that, in the event that the Bank publicly discloses the terms of the Agreement in any required SEC filings, then, the terms disclosed shall no longer be considered confidential.

12.	Mr. Marx acknowledges that he has been given the opportunity to consider this Agreement for at least twenty-one (21) calendar days, which is a reasonable period of time, and that he has been advised to consult with an attorney about the Agreement prior to signing this Agreement. Mr. Marx further states that he has carefully read this Agreement, that he has had the opportunity to have his personal financial, tax and legal advisors explain the terms of this Agreement to him prior to executing this Agreement, that he knows and understands the contents of this Agreement, that he executed this Agreement knowingly and voluntarily as his own free act and deed and that this Agreement was freely negotiated and entered into without fraud, duress or coercion. If Mr. Marx executes this Agreement in less than twenty-one (21) days, he acknowledges that he has thereby waived his right to the full twenty-one (21) day period.

13.	For a period of seven (7) calendar days following the date that he signs this Agreement, Mr. Marx shall have the right to revoke this Agreement by delivery of a written notice of revocation to the Bank’s General Counsel no later than 4:30 p.m. on the seventh (7th) day following the date on which Mr. Marx signs this Agreement. This Agreement shall not become effective or enforceable until the expiration of such seven- (7) day period. A revocation would automatically terminate this Agreement.

14.	Mr. Marx expressly agrees that the payments and benefits provided under the terms of this Agreement fully discharge any and all obligations of the Bank to Mr. Marx under the Executive Severance Agreement dated January 31, 1996, between the Bank and Mr. Marx and that no other payments or benefits shall be provided by the Bank to Mr. Marx following his termination of employment.

15.	The parties hereto further understand and agree that the terms and conditions of this Agreement constitute the full and complete understandings and arrangements of the parties and that there are no agreements, covenants, promises or arrangements other than those set forth herein. This Agreement is the complete agreement between the parties and cannot be modified or changed unless both parties agree in writing.
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16.	If any of the provisions of this Agreement are declared or determined by any court to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement—at the Bank’s sole option—shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

17.	This Agreement shall be governed by the statutory and common law of the United States and, to the extent federal law incorporates or defers to state law, the laws (exclusive of the choice of law provisions) of the Commonwealth of Pennsylvania.

18.	This Agreement was presented for consideration on March 10, 2006.
IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Confidential Agreement and General Release on the dates set forth below.
READ CAREFULLY, THIS AGREEMENT CONTAINS A RELEASE.

Witness: Jacqueline D. Heidelberg	Eric J. Marx

/s/ Eric J. Marx

Date: 3/15/06	Date: 3/10/06

Attest:	Federal Home Loan Bank of Pittsburgh

By:	By:	/s/ John R. Price

Title:	Title: March 29, 2006

Date:	Date:

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